Exhibit 10.29

EXECUTION COPY

SEVERANCE AGREEMENT
This Severance Agreement (this “Agreement”) dated as of February 19, 2021 (the “Effective Date”) is by and among Kuanling Amy Yeh (the “Executive”), QuoteLab, LLC, a Delaware limited liability company (the “Company”), and MediaAlpha, Inc., a Delaware corporation and ultimate parent of the Company (“Parent”).
WITNESSETH:
WHEREAS, the Executive is currently employed with the Company on an at-will basis;
WHEREAS, the parties wish to continue the Executive’s employment with the Company as an at-will employee of the Company and, further, to provide for certain severance payments and benefits to the Executive in the event the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason; and
WHEREAS, the parties wish to memorialize the terms and conditions of the foregoing in this Agreement.
NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth in this Agreement, the parties hereto hereby agree as follows:
1.    Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the meanings when used in this Agreement with initial capital letters:
(a)    “Accrued Obligations” shall mean (i) any Base Salary earned but not paid through the Date of Termination; (ii) any Annual Bonus earned but unpaid with respect to any fiscal year preceding the fiscal year in which the Date of Termination occurs, payable on the date bonuses are paid to other senior executives of the Company; (iii) reimbursement for any unreimbursed business expenses incurred through the Date of Termination (provided that such expenses and required substantiation and documentation are submitted within thirty (30) days following termination and that such expenses are reimbursable under the Company’s policy); (iv) any accrued but unused vacation time in accordance with Company policy; (v) all other payments, benefits or fringe benefits as may be provided under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant; and (vi) any other payments or benefits required by applicable law to be paid or provided to the Executive or his or her dependents (including under COBRA and any other similar state laws). The amounts due under subclauses (i), (iii) and (iv) hereof shall be paid within (60) days following the Date of Termination, or such earlier date as may be required by applicable law.
(b)    “Annual Bonus” shall mean any annual cash incentive payment under the Company’s annual bonus plan as may be in effect from time to time.
(c)    “Base Salary” shall mean the rate of the Executive’s annual base salary as in effect on the Date of Termination.
(d)    “Board” shall mean the Board of Directors of Parent.

(e)    “Cause” shall mean (i) the Executive’s (A) plea of guilty or nolo contendere to, or indictment for, any felony or (B) conviction of a crime involving moral turpitude that has had or could reasonably be expected to have a material adverse effect on the Company Group, (ii) the Executive’s commitment of an act of fraud, embezzlement, material misappropriation or breach of fiduciary duty against any member of the Company Group, (iii) the Executive’s failure for any reason after ten (10) days written notice thereof to correct or cease any refusal or intentional or willful failure to comply with the lawful, reasonably appropriate requirement of any member of the Company Group, as communicated by the Chief Executive Officer of the Company or the Board, (iv) the Executive’s chronic absence from work, other than for medical reasons, or the Executive’s failure to devote all of the Executive’s business time, attention and efforts, as well as the Executive’s business judgment, skill and knowledge to the advancement of the business and the interests of the Company Group, as determined by the Board, in each case, unless approved by the Board in writing, (v) the Executive’s use of illegal drugs that has materially affected the performance of the Executive’s duties, (vi) gross negligence or willful misconduct in the Executive’s duties hereunder that has caused substantial injury to any member of the Company Group or (vii) the Executive’s breach of the Restrictive Covenants (as defined below) or any material breach of any proprietary or confidential information or assignment of inventions agreement between the Executive and any member of the Company Group (after taking into account any cure periods in connection therewith); unless, in each case, the event constituting Cause is curable, and has been cured by the Executive within ten (10) days of his or her receipt of written notice from the Company that an event constituting Cause has occurred and specifying the details of such event. For the avoidance of doubt, the occurrence of any event described in subsections (i) and (ii) above shall be deemed to be incurable by the Executive.
(f)    “Change of Control” shall have the meaning set forth in Parent’s 2020 Omnibus Incentive Plan (as may be amended or restated from time to time).
(g)    “Change of Control Protection Period” shall mean (i) the three (3)-month period immediately preceding, or (ii) the twelve (12)-month period immediately following, a Change of Control.
(h)    “Company Group” shall mean the Company and Parent, and each of its subsidiaries.
(i)    “Date of Termination” shall mean the actual date of the Executive’s termination of employment (as determined by the Company).
(j)    “Disability” shall mean the Executive’s inability to perform the essential duties, responsibilities and functions of his or her position with the Company as a result of any mental or physical disability or incapacity even with reasonable accommodations of such disability or incapacity provided by the Company or if providing such accommodations would be unreasonable for 180 days (including weekends and holidays) in any 365-day period, all as determined by the Board in its reasonable good faith judgment. The Executive shall cooperate in all respects with the Company if a question arises as to whether the Executive has become disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Company and authorizing such medical doctor or such other health care specialist to discuss the Executive’s condition with the Company).

(k)    “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected by the Company (or such other member of the Company Group, as applicable) within thirty (30) days following written notification by the Executive to the Company of the occurrence of one of such following events: (i) the Company reducing the amount of the Executive’s Base Salary without the Executive’s consent; provided that an across-the-board reduction in the salary level of the senior executives of the Company as a group by the same percentage amount and approved by the Board or the Compensation Committee of the Board will not constitute a reduction in the Executive’s Base Salary or (ii) the Company changing the Executive’s titles, reporting requirements or reducing his or her responsibilities materially inconsistent with the positions he or she holds (other than as a result of Parent ceasing to be a publicly traded company); provided that written notice of the Executive’s resignation for Good Reason must be delivered to the Company within thirty (30) days after the Executive’s actual knowledge of the occurrence of any such event and the Executive must actually terminate employment within thirty (30) days following the expiration of the Company’s cure period described above in order for the Executive’s resignation with Good Reason to be effective hereunder.
(l)    “Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.
2.    Severance Payments.
(a)    Termination by Company without Cause or Termination by the Executive for Good Reason.
(i)    If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason (each, a “Qualifying Termination”), in each case, outside of the Change of Control Protection Period, the Company Group shall have no further obligation to the Executive beyond the Date of Termination, other than the Company’s obligation to pay or provide the Executive with the following:
(A)    the Accrued Obligations;
(B)    subject to (x) the Executive delivering to the Company and not revoking a signed general release of claims in favor of the Company in the form attached as Exhibit A hereto (the “Release”) within the Release Delivery Period (as defined below) and (y) the Executive’s not having materially violated his or her restrictive covenant obligations set forth in Appendix A (the “Restrictive Covenants”), such violation determined pursuant to Section 2(c) hereof:
a.    an amount equal to 1.0 times (“Severance Multiplier”) the Executive’s Base Salary (not taking into account any reduction constituting Good Reason), payable in equal installments over the twelve (12) month period following the Date of Termination, in accordance with the normal payroll practices of the Company (the “Severance Payment Schedule”), which shall be paid beginning with the Company’s next regular payroll period on or following the Release Effective Date (as defined below) but shall be retroactive to first business day following the date of such termination, with any payments delayed pending the occurrence of the Release Effective Date to be payable in accordance with Section 2(a)(ii) hereof; provided, however, that to the extent a Change of Control that qualifies as a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of Parent within the meaning of Code Section 409A (a “409A Change of Control”) occurs following the Executive’s Qualifying Termination and during the portion of time covering the Severance Payment Schedule, any theretofore unpaid portion of the Executive’s severance payments under this Section 2(a)(i)(B)a shall be paid to the Executive in a single lump sum no later than ten (10) business days following the later of the Release Effective Date and the consummation of such 409A Change of Control;
b.    an amount equal to the Executive’s target Annual Bonus opportunity (the “Target Bonus”) in respect of the year in which such termination occurs (not taking into account any reduction constituting Good Reason) multiplied by a fraction, (1) the numerator of which shall equal the greater of (x) the number of days elapsed between (and inclusive of) January 1 of the applicable year and the date of such termination or (y) 183 days, and
(2) the denominator of which shall equal the total number of days in such year, such pro rata Target Bonus to be payable over the Severance Payment Schedule at the same time that continued Base Salary is paid to the Executive in accordance with Section 2(a)(i)(B)a and Section 2(a)(ii) hereof; provided, however, that to the extent a 409A Change of Control occurs following the Executive’s Qualifying Termination and during the portion of time covering the Severance Payment Schedule, any theretofore unpaid portion of the Executive’s pro rata Target Bonus under this Section 2(a)(i)(B)b shall be paid to the Executive in a single lump sum no later than ten (10) business days following the later of the Release Effective Date and the consummation of such 409A Change of Control;
c.    the payment of any and all withheld distributions with respect to any vested securities issued under the Fourth Amended and Restated Limited Liability Company Agreement of QL Holdings LLC (as may be amended or restated from time to time); and
d.    subject to (1) the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (2) the Executive’s continued co-payment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), Company contributions to the premium cost of the Executive’s coverage and that of his or her eligible dependents under the Company’s group health plan in which the Executive participates at the rate it contributed to the Executive’s premium cost of coverage on the Date of Termination, for a period of twelve (12) months following the date of such termination (the “Benefits Continuation Period”) or, if earlier, until the date the Executive obtains other employment that offers group health benefits or is otherwise no longer eligible for COBRA coverage; provided, further, that the Company may modify the continuation coverage contemplated by this Section 2(a)(i)(B)d to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

(ii)    The Release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the Executive’s termination (the “Release Delivery Period”). All payments and benefits delayed pending delivery of the Release (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum following the date on which the Release becomes effective and no longer subject to revocation (the “Release Effective Date”), and any remaining payments and benefits due under this Section 2(a) following the Release Effective Date shall be paid or provided in accordance with the normal payment dates specified for them herein; provided that if the Release Delivery Period begins in one taxable year and ends in another taxable year, payments shall not begin until the beginning of the second taxable year.
(b)    Change of Control Qualifying Termination. This Section 2(b) shall apply if the Executive’s Qualifying Termination occurs (i) during the three (3)-month period immediately preceding, or (ii) the twelve (12)-month period immediately following, a Change of Control (such period of time, the “Change of Control Protection Period”). In the event of any such Qualifying Termination during the Change of Control Protection Period, the Executive shall receive (i) the payments and benefits set forth in Section 2(a) (subject to the terms and conditions set forth therein), except that (A) the Severance Multiplier set forth in Section 2(a)(i)(B)a shall be 1.5 rather than 1.0, (B) the Severance Payment Schedule shall be payable for a period of eighteen (18) months, rather than twelve (12) months, and (C) the Benefits Continuation Period shall be for a period of eighteen (18) months, rather than twelve (12) months; provided, that if the Change of Control is a 409A Change of Control, any theretofore unpaid portion of the severance amount set forth in Section 2(a)(i)(B)a and Section 2(a)(i)(B)b shall be payable in a single lump sum no later than ten (10) days following the later of the Release Effective Date and the consummation of such 409A Change of Control and (ii) to the extent more favorable to the Executive (but without duplication of any vesting credit provided under the applicable award agreement), any equity awards that are subject solely to service-vesting conditions shall, to the extent then unvested, become fully vested upon (and effective as of) the Date of Termination.
(c)    Compliance with Restrictive Covenants. If the Board determines in good faith that the Executive has materially violated any of the Restrictive Covenants, any rights of the Executive to receive severance pursuant to this Agreement or otherwise shall immediately cease, and the Company shall be entitled to demand that any severance previously paid to the Executive shall be immediately payable by the Executive to the Company; provided, that if the Executive challenges such determination by written notice to the Company, the Company’s recoupment of the portion of severance previously paid shall be subject to a determination by a court of competent jurisdiction, in a final, non-appealable, verdict, that the Executive has materially violated any of the Restricted Covenants. If, however, a court of competent jurisdiction determines, in a final, non-appealable, verdict, that the Executive has not materially violated any of the Restricted Covenants, then the full amount of the severance held back pursuant to this Section 2(c) shall be immediately payable by the Company to the Executive and the recoupment of the portion of severance previously paid shall not apply. For the avoidance of doubt, this paragraph will not diminish any remedies that the Company may have, including the right of the Company to claim and recover damages in addition to injunctive relief.
(d)    The provisions of this Section 2 shall supersede in their entirety any severance payments and obligations in any severance plan, policy, program or other arrangement maintained by the Company Group. For the avoidance of doubt, the Executive shall not be entitled to any payments or benefits hereunder in connection with any termination of employment due to the Executive’s death or Disability, by the Company for Cause, or by the Executive’s without Good Reason.
3.    Miscellaneous.
(a)    Modification; Governing Law. No provision of this Agreement may be modified unless such modification is agreed to in writing signed by the Executive, the Company and Parent. No waiver by any party hereto at any time of any breach by the other parties hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other parties shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflict of laws principles.
(b)    Notices. Any notice required or permitted to be given pursuant to this Agreement shall be addressed to the Company at the principal executive office of the Company and to the Executive at the address appearing in the personnel records of the Company Group for the Executive or to either party at such other address as either party hereto may hereafter designate in writing to the other party. Any such notice shall be in writing and shall be given to the other party in person, by registered or certified mail, return receipt requested, postage prepaid, by reputable overnight courier, overnight delivery requested, by telecopier (provided that confirmation of transmission is retained by the party giving notice) or by electronic mail.
(c)    Withholding. The Company (or other applicable member of the Company Group) shall be entitled to deduct and/or withhold, as the case may be, from the compensation amounts payable under this Agreement, all amounts required to be deducted or withheld under any federal, state or local law or regulation, or in connection with any Company Group employee benefit plan in which the Executive participates and which mandates a contribution, assessment or co-payment by the participants therein.
(d)    Tax Characterization. The Company, Parent and the Executive agree that for all income tax purposes, the Executive shall not be treated as an “employee,” but instead any amounts required to be included in income by the Executive shall be characterized as a “guaranteed payment” under Section 707(c) of the Internal Revenue Code of 1986, as amended (the “Code”) by QL Holdings LLC to the Executive.
(e)    Section 409A Compliance.
(i)    The Company and the Executive intend that the benefits and payments described in this Agreement shall comply with, or be exempt from, the requirements of Section 409A of the Code (“Code Section 409A”). Neither the Company nor any other member of the Company Group shall in any event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Code Section 409A. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive, the Company and Parent of the applicable provision without violating the provisions of Code Section 409A.
(ii)    To the extent required by Code Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination”, “termination of employment” or like terms shall mean “separation from service”. Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service”, such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 3(e)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day following the date of the “separation from service”, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(iii)    To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (C) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(iv)    For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(v)    Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.
(f)    Executive’s Cooperation. During the period in which the Executive is employed by the Company and thereafter, the Executive shall cooperate with any member of the Company Group in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by Parent or the Company (including, without limitation, the Executive being available to Parent or the Company upon reasonable notice for interviews and factual investigations, appearing at Parent’s or the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to Parent or the Company all pertinent information and turning over to Parent or the Company all relevant documents which are or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments). In the event Parent or the Company requires the Executive’s cooperation in accordance with this paragraph, Parent or the Company, as applicable, shall reimburse the Executive solely for reasonable travel expenses (including lodging and meals) upon submission of receipts.
(g)    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(h)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
(i)    Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto and, effective as of the Effective Date, fully supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by the parties hereto in respect of such matters. The Executive acknowledges that the Executive has not relied on any representations, promises, or agreements of any kind made to the Executive in connection with the Executive’s decision to accept this Agreement, except for those set forth in this Agreement.
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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

EXECUTIVE:

Kuanling Amy Yeh

QUOTELAB, LLC

By:
Name: Steve Yi
Title:    Chief Executive Officer

MEDIAALPHA, INC.
By:
Name: Steve Yi
Title:    Chief Executive Officer

APPENDIX A
1.    Restrictive Covenants.
(a)    Confidential Information. During the course of the Executive’s employment with any member of the Company Group (including any predecessors), the Executive will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company Group, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, partners and/or competitors. The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company Group, either during the period of the Executive’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company Group’s part to maintain the confidentiality of such information, and to use such information only for specified limited purposes, in each case, which shall have been obtained by the Executive during the Executive’s employment with any member of the Company Group (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that, unless precluded by law, the Executive provides the Company Group with prior notice of the contemplated disclosure and cooperates with the Company Group at its expense in seeking a protective order or other appropriate protection of such information). Unless this Agreement is otherwise required to be disclosed under applicable law, rule or regulation, the terms and conditions of this Agreement shall remain strictly confidential, and the Executive hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, prospective future employers solely for the purpose of disclosing the Executive’s taxable income and limitations on the Executive’s conduct imposed by the provisions of this Section 1 who, in each case, agree to keep such information confidential.
(b)    Non-Competition. The Executive covenants during the Executive’s employment or other service relationship with any member of the Company Group, the Executive shall not, directly or indirectly, in any capacity, engage in or have any direct or indirect ownership interest in, other than ownership of one percent (1%) or less of the equity of a publicly-traded company, or permit his or her name to be used in connection with, any business anywhere in the world which is engaged, either directly or indirectly, in (A) the Business (as defined below) or any other business being conducted by any member of the Company Group or (B) any other business, product or service of the Company Group that is in the process of being formed or is the subject of a then current strategic plan or reflected in the then current annual budget or under active discussion by the Board and with respect to which the Executive is actively engaged or has learned or received confidential information, in the case of (A) or (B), as of the date of termination of the Executive’s employment with the Company (the “Restricted Business”). The Executive acknowledges and agrees that the Restricted Business is conducted worldwide and that more narrow geographical limitations of any nature on this non-competition covenant (and the covenant set forth in Section 1(c)) are therefore not appropriate. For purposes of this Section 1, “Business” means the development and/or implementation of advertising-related technologies, strategies, solutions and/or services to facilitate advertising transactions involving potential purchasers of insurance, travel or financial, education or home services, media companies and/or service providers, including, but not limited to, the operation of “owned and operated” lead sourcing sites, publisher-side demand management and/or optimization platforms, demand-side platforms, and/or the MediaAlpha exchange, on both an open and closed market basis in connection with such advertising-related technologies, strategies, solutions and/or services.
(c)    Non-Hire; Non-Solicitation. The Executive covenants that, until the second anniversary of the date of termination of the Executive’s employment or other service relationship with any member of the Company Group, the Executive shall not, directly or indirectly, (A) hire any Person who then is or, within the previous six (6) months was, an employee, contractor, service provider or consultant of any member of the Company Group, solicit the employment or engagement of services of any such Person, or persuade, induce or attempt to persuade or induce any such Person to leave his, her or its employment or to refrain from providing services to any member of the Company Group, or (B) solicit or induce, or in any manner attempt to solicit or induce, or cause or authorize any other Person to solicit or induce any Person to cease, diminish or not commence doing business with any member of the Company Group. Notwithstanding the foregoing, general advertisements or solicitations not specifically targeting, and not made with the intent to target, employees, contractors, service providers or consultants of the Company Group will not be deemed a violation of this Section 1(c).
(d)    Permitted Disclosures. Notwithstanding anything therein to the contrary, nothing in this Agreement is intended to limit or restrict the Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the U.S. Securities Exchange Act of 1934, as amended), and this Agreement will be interpreted in such manner. In addition, nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(e)    Reasonableness of Restrictions.
(i)    The Executive acknowledges that the restrictions contained in this Section 1 are reasonable restraints upon the Executive and further acknowledges any violation of the terms of the covenants contained in this paragraph could have a substantial detrimental effect on the Company Group. The Executive has carefully considered the nature and extent of the restrictions imposed upon the Executive and the rights and remedies conferred upon the Company under the provisions of this Section 1 and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which would otherwise be unfair to the Company Group, do not stifle the Executive’s inherent skill and experience, would not operate as a bar to the Executive’s sole means of support, and are fully required to protect the legitimate interest of the Company Group and do not confer a benefit upon the Company Group disproportionate to the detriment of the Executive.
(ii)    The Executive agrees that any damages resulting from any violation by the Executive of any of the covenants contained in this Section 1 will be impossible to ascertain and for that reason agrees that the Company (or other applicable member of the Company Group) shall be entitled to an injunction without the necessity of posting bond, from any court of competent jurisdiction restraining any violation of any or all of said covenants, either directly or indirectly, and such right to injunction shall be cumulative and in addition to whatever other remedies the Company (or other applicable member of the Company Group) may have.
(iii)    If any portion of the covenants contained in this Section 1 are held to be unreasonable, arbitrary or against public policy, the covenants herein shall be considered divisible both as to time and as to geographical area, and each month of the period shall be deemed to be a separate period of time. In the event any court determines the specified time period or geographic area to be unreasonable, arbitrary or against public policy, a lesser time period or geographical area which is determined to be reasonable, nonarbitrary or not against public policy may be enforced against the Executive.
(iv)    The existence of any claim or cause of action by the Executive against any member of the Company Group, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the covenants contained in this Section 1, but shall be litigated separately.

EXHIBIT A
RELEASE AGREEMENT
This RELEASE AGREEMENT (this “Agreement”) is entered into by Kuanling Amy Yeh (“Employee”) in exchange for the consideration set forth on Exhibit B. Employee hereby agrees as follows:
1.    Release.
(a)    Employee, on behalf of Employee and Employee’s heirs, spouse, executors, administrators, successors and assigns, hereby voluntarily, unconditionally, irrevocably and absolutely releases and discharges each member of the Company Group (defined below) and each of its predecessors, successors and assigns, and each of their respective past, present and future employees, officers, directors, agents, owners, partners, members, equity holders, shareholders, representatives, attorneys, insurers and benefit plans (collectively, the “Released Parties”), from all claims, demands, causes of action, suits, controversies, actions, crossclaims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, any other damages, claims for costs and attorneys’ fees, losses or liabilities of any nature whatsoever in law and in equity and any other liabilities, known or unknown, suspected or unsuspected of any nature whatsoever (hereinafter, “Claims”) that Employee has or may have against the Released Parties from the beginning of time through the date upon which Employee signs this Agreement, including, but not limited to, those Claims: (i) arising from or in any way related to Employee’s employment or termination of employment with any of the Released Parties; (ii) arising from or in any way related to any agreement with any of the Released Parties, including under that certain Severance Agreement to which Employee is a party and pursuant to which this Agreement is being executed and delivered (the “Severance Agreement”); and/or (iii) arising from or in any way related to awards, policies, plans, programs or practices of any of the Released Parties that may apply to Employee or in which Employee may participate, in each case, including, but not limited to, (x) any Claims for an alleged violation of any federal, state or local laws or regulations, to the extent permitted by applicable law, including, but not limited to, the Age Discrimination in Employment Act, California Civil Code and the California Fair Employment and Housing Act; (y) any Claims for negligent or intentional infliction of emotional distress, breach of contract, fraud or any other unlawful behavior; and (z) any Claims for wages, commissions, incentive pay, vacation, paid time off, expense reimbursements, severance pay and benefits, retention pay, benefits, notice pay, punitive damages, liquidated damages, penalties, attorneys’ fees, costs and/or expenses. As used herein, “Company Group” means, collectively, QuoteLab, LLC, a Delaware limited liability company (the “Company”), and MediaAlpha, Inc., a Delaware corporation (“Parent”), and each of its subsidiaries.
(b)    Employee represents that Employee has not made assignment or transfer of any right or Claim covered by this Agreement and Employee represents that Employee is not aware of any such right or Claim. Employee further affirms that he or she has not filed or caused to be filed, and presently is not a party to, any Claim, complaint or action against any of the Released Parties in any forum or form and that he or she knows of no facts which may lead to any Claim, complaint or action being filed against any of the Released Parties in any forum by Employee or by any agency, group, or class of persons. Employee further affirms that he or she has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act of 1993. If any agency or court assumes jurisdiction of any such Claim, complaint or action against any of the Released Parties on behalf of Employee, Employee will request such agency or court to withdraw the matter.
(c)    Employee understands that Employee may later discover claims or facts that may be different than, or in addition to, those which Employee now knows or believes to exist with regards to the subject matter of this Agreement, and which, if known at the time of executing this Agreement, may have materially affected this Agreement or Employee’s decision to enter into it. Employee hereby waives any right or claim that might arise as a result of such different or additional claims or facts, and Employee understands the provisions of California Civil Code Section 1542 and hereby expressly waives any and all rights, benefits and protections of the statute, which provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
(d)    This Agreement is not intended to bar any rights or Claims by Employee (i) that may not be waived by private agreement under applicable law, such as rights or Claims for workers’ compensation or unemployment insurance benefits, (ii) with respect to his or her rights to “Accrued Obligations” (as defined under the Severance Agreement) and the payments and benefits set forth on Exhibit B hereto, (iii) under the Company’s 401(k) plan (if any), (iv) with respect to directors’ and officers’ liability insurance coverage or indemnification rights (if any), (v) arising out of Employee’s rights, if any, in his capacity as a direct or indirect holder of Units (as defined in the Fourth Amended and Restated Limited Liability Company Agreement of QL Holdings LLC (as may be amended from time to time, the “LLC Agreement”)) in accordance with the LLC Agreement and the applicable plan and award agreements evidencing such Units or (vi) arising out of Employee’s rights, if any, as an equityholder of the Company Group and pursuant to any agreement between Employee and any member of the Company Group in respect thereof (including, as may be applicable: the LLC Agreement; the Stockholders Agreement, dated as of the date on which the initial SEC-registered, underwritten offering of Class A common stock of Parent became effective (the “IPO Effective Date”), by and among Parent and the stockholders party thereto; the Tax Receivables Agreement, dated as of the IPO Effective Date, by and among Parent and QL Holdings LLC, White Mountains Investments (Luxembourg) S.à r.l. and the other parties thereto; the Registration Rights Agreement, dated as of the IPO Effective Date, by and among Parent and certain stockholders party thereto; the Exchange Agreement, dated as of the IPO Effective Date, by and among Parent, QL Holdings LLC, Guilford Holdings, Inc. and the Class B-1 Members of QL Holdings LLC; and the Reorganization Agreement, dated as of the IPO Effective Date, by and among Parent, QL Holdings LLC and the other parties thereto).
(e)    Nothing in this Agreement is intended to prohibit or restrict Employee’s right to file a charge with, or participate in a charge by, the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing; provided, however, that Employee hereby waives the right to recover any monetary damages or other relief against any Released Parties. Nothing in this Agreement shall prohibit Employee from receiving any monetary award to which Employee becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
2.    Consultation/Voluntary Agreement. Employee acknowledges that the Company has advised Employee to consult with an attorney prior to executing this Agreement. Employee has carefully read and fully understands all of the provisions of this Agreement. Employee is entering into this Agreement, knowingly, freely and voluntarily in exchange for good and valuable consideration to which Employee would not be entitled in the absence of executing and not revoking this Agreement.
3.    Review and Revocation Period.
(a)    Employee has been given at least twenty-one (21) calendar days to consider the terms of this Agreement, although Employee may sign it sooner, so long as it is after Employee’s last day of employment with the Company.
(b)    Employee will have seven (7) calendar days from the date on which such Employee signs this Agreement to revoke Employee’s consent to this Agreement. Such revocation must be in writing and must be e-mailed to the Company’s General Counsel. Notice of such revocation must be received within the seven (7) calendar days referenced above.
(c)    In the event of such revocation by Employee, this Agreement shall be null and void in its entirety and Employee shall not have any rights to the consideration set forth on Exhibit B hereto. Provided that Employee does not revoke this Agreement within the time period set forth above, this Agreement shall become effective on the eighth (8th) calendar day after the date upon which Employee signs it.
4.    Permitted Disclosures. Nothing in this Agreement shall prohibit or restrict either party or their respective attorneys from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (b) participating, cooperating or testifying in any action, investigation or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (c) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Agreement prohibits or restricts Company or Employee from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Without limiting the foregoing, nothing in this Agreement prohibits Employee from: (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934 (the “Exchange Act”), maintaining the confidentiality of a claim with the Securities and Exchange Commission (the “SEC”); (ii) providing confidential information to the SEC to the extent permitted by Section 21F of the Exchange Act; (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F of the Exchange Act.
5.    Nondisparagement. Employee shall not, directly or indirectly, disparage any member of the Company Group or any of its employees, officers, directors, partners,

members, equity holders, shareholders or other owners, or any of its or their businesses, products, operations or practices. The Company shall not, and shall instruct its directors and executive officers (and those of its subsidiaries or affiliates) not to, directly or indirectly, disparage the Employee. Notwithstanding the foregoing, nothing in this Agreement shall preclude the making of truthful statements that are required by applicable law, regulation or legal process.
6.    Return of Property. Employee represents that Employee has returned to the Company all of the Company’s property, including, but not limited to, all computer equipment, Company cars, property passes, keys, credit cards, business cards, identification passes, documents, business information market studies, financial data, memoranda and/or confidential, proprietary or nonpublic information.
7.    Savings Clause. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable, this Agreement shall be enforceable as closely as possible to its original intent, which is to provide the Released Parties with a full release of all legally releasable claims through the date upon which Employee signs this Agreement.
8.    Third-Party Beneficiaries. Employee acknowledges and agrees that all Released Parties are third-party beneficiaries of this Agreement and have the right to enforce this Agreement.
9.    No Admission of Wrongdoing. Employee agrees that neither this Agreement, nor the furnishing of the consideration for this Agreement, shall be deemed or construed at any time to be an admission by any Released Parties of any improper or unlawful conduct.
10.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.
11.    Entire Agreement; No Oral Modifications. This Agreement sets forth Employee’s entire agreement with the Company with respect to the subject matter hereof and shall supersede all prior and contemporaneous communications, negotiations, agreements and understandings, written or oral, with respect thereto. This Agreement may not be modified, amended or waived unless mutually agreed to in writing by Employee and the Company.

IN WITNESS WHEREOF, Employee has executed this Agreement as of the below-indicated date.

EMPLOYEE

(Signature)

Print Name:

Date:     1

1    To be dated no earlier than the Last Day of Employment and no later than 52 days after the Last Day of Employment.

EXHIBIT B2

1	Employee Name:	[TO COME]
2	Last Day of Employment:	[TO COME]
3	Date By Which Release Must Be Signed and Returned:	[TO COME]
4	Severance Amount:	$ , payable [in equal installments over the [12][18]-month period following the Last Day of Employment (as stated above), in accordance with the normal payroll practices of the Company].
5	[Other]:	[TO COME]
* All amounts are subject to applicable payroll taxes and authorized withholdings.

2    Table to include full list of any severance payments on any other benefits (including treatment of equity awards) to be provided in connection with Employee’s separation.
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